UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2010

KBS REAL ESTATE INVESTMENT TRUST II, INC.

(Exact name of registrant specified in its charter)

Maryland	000-53649	26-0658752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

Real Estate-Related Investments

Origination of One Kendall Square First Mortgage

On November 22, 2010, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, originated a first mortgage loan in the amount of $175.0 million (the “One Kendall Square First Mortgage”) to RB Kendall Fee, LLC (the “Borrower”), which is not affiliated with the Company or its advisor, KBS Capital Advisors LLC (the “Advisor”). The Company funded the origination with proceeds from existing credit facilities from unaffiliated lenders and proceeds from the Company’s ongoing initial public offering.

The Borrower will use the proceeds from the loan to refinance a mixed-use facility located on an approximately 9.0-acre rectangular campus in Cambridge, Massachusetts (collectively, “One Kendall Square”). One Kendall Square consists of nine separate and distinct buildings (plus two storage facilities), a 1,546-car structured parking garage and a nine-screen movie theater. Currently, the buildings are approximately 74% leased.

The initial maturity date of the One Kendall Square First Mortgage is December 1, 2013 with two one-year extension options available to the Borrower. The One Kendall Square First Mortgage bears interest at a floating rate of 550 basis points over one-month LIBOR, but at no point shall the interest rate be less than 7.5%. Payments under the One Kendall Square First Mortgage are interest-only payments during the term of the loan. The One Kendall Square First Mortgage may be prepaid in whole (but not in part) subject to a formula-based yield maintenance premium for the first three-year term of the loan. The loan may be prepaid for a 1% fee during the first extension term and at par during the second extension term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: November 23, 2010	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chairman of the Board, Chief Executive Officer and Director